Exhibit 99.1

OPNET Reports Results for Fiscal Q2 2005

Revenue of $14.2 Million and EPS of $0.02

BETHESDA, MD–October 28, 2004–OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for its second fiscal quarter ended September 30, 2004. Revenue for the quarter ended September 30, 2004 was $14.2 million compared to $13.4 million for the same quarter in the prior year. Earnings per share for the second quarter of fiscal 2005 was $0.02 on a diluted basis, compared to $0.07 in the same quarter of the prior year.

For the six months ended September 30, 2004 and 2003, revenues were $31.0 million and $25.7 million, respectively. Earnings per share for the six months ended September 30, 2004 was $0.12 on a diluted basis, compared to $0.10 for the six months ended September 30, 2003.

OPNET Chairman & CEO, Marc A. Cohen, stated, “After achieving record quarterly revenue, operating margins, and earnings over the previous four quarters, our Q2 results came in below plan. Although we had set expectations for a sequential decline in our revenue, our analysis indicates that we encountered more deals with longer transaction processing in corporate enterprise, service provider, and government accounts than in previous quarters. A 29% sequential decline in license revenue produced a 3% operating margin this quarter, compared to the 17% produced last quarter. We currently expect sequentially better revenue in Q3, based on our revenue visibility entering the quarter, including the delayed deals from Q2. However, we also expect higher operating spending in Q3, including approximately $600,000 from the acquisition of Altaworks and approximately $400,000 from our Sarbanes-Oxley Section 404 compliance efforts.”

Mr. Cohen added, “We are focused on customer acquisition, new products, and internal productivity as a foundation for sustainable growth. We remain confident in our staff, our products, and our market opportunity.”

Third Quarter Fiscal Year 2005 Financial Outlook

OPNET expects fiscal third quarter revenue to be between $15.0 and $15.5 million and diluted earnings to be between breakeven and 3 cents per share. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

The Company will hold an investor conference call on Thursday, October 28, 2004 at 5:00 pm Eastern Time to review financial results for the second quarter of fiscal 2004. Investors will be able to listen to the call by calling 877-407-9205 in the U.S. or 201-689-8054 for international callers, or use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID # 119287. The replay will be available from 7:00 pm Eastern Time October 28th through 11:59 pm Eastern Time November 1st. The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about expected financial performance in future periods, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-Q, filed with the Securities & Exchange Commission. These risks include, among others, the evolving nature of our market, fluctuations in customer demand, the length and variability of our sales cycle, and risks regarding our ability to successfully expand our sales force.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Technologies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenues:
New software licenses	$5,739	$6,708	$13,785	$12,874
Software license updates and technical support	4,963	3,626	9,619	6,967
Professional services	3,512	3,067	7,597	5,865

Total revenues	14,214	13,401	31,001	25,706

Cost of revenues:
New software licenses	182	231	376	488
Software license updates and technical support	586	367	1,137	743
Professional services	2,255	1,717	4,761	3,254
Amortization of acquired technology	134	125	268	250

Total cost of revenues	3,157	2,440	6,542	4,735

Gross profit	11,057	10,961	24,459	20,971

Operating expenses:
Research and development	3,661	3,109	7,056	6,306
Sales and marketing	5,251	4,553	10,701	9,080
General and administrative	1,687	1,388	3,390	2,770

Total operating expenses	10,599	9,050	21,147	18,156

Income from operations	458	1,911	3,312	2,815
Interest and other income, net	265	150	461	301

Income before provision for income taxes	723	2,061	3,773	3,116
Provision for income taxes	229	717	1,239	1,008

Net income	$494	$1,344	$2,534	$2,108

Basic net income per common share	$0.02	$0.07	$0.13	$0.11

Diluted net income per common share	$0.02	$0.07	$0.12	$0.10

Basic weighted average common shares outstanding	20,135	19,603	20,109	19,528

Diluted weighted average common shares outstanding	20,639	20,479	20,745	20,310

OPNET Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2004	March 31, 2004
	(in thousands)
ASSETS

Current assets:
Cash and cash equivalents	$41,525	$41,492
Marketable securities	42,888	40,001

Total cash and marketable securities	84,413	81,493

Accounts receivable, net	9,665	10,044
Unbilled accounts receivable	2,221	2,559
Deferred income taxes, prepaid expenses and other current assets	3,056	1,772

Total current assets	99,355	95,868

Property and equipment, net	6,134	6,410
Intangible assets, net	971	1,240
Goodwill	12,212	12,212
Deferred income taxes and other assets	1,602	952

Total assets	$120,274	$116,682

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,003	$934
Accrued liabilities	4,269	4,218
Deferred and accrued income taxes	133	173
Deferred revenue	13,376	12,918

Total current liabilities	18,781	18,243

Note payable	300	300
Deferred rent	1,070	994
Deferred revenue	704	774

Total liabilities	20,855	20,311

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	78,365	77,808
Deferred compensation	(1)	(21)
Retained earnings	25,195	22,661
Accumulated other comprehensive loss	(66)	(3)
Treasury stock	(4,100)	(4,100)

Total stockholders’ equity	99,419	96,371

Total liabilities and stockholders’ equity	$120,274	$116,682